UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — July 20, 2015 (July 20, 2015)

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

745 Fifth Avenue, 19th Floor, New York, NY 10151
(Address of principal executive offices and zip code)

(646) 429-1800
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 2.02. Results of Operations and Financial Condition

On July 20, 2015, MDC Partners Inc. (the “Company”) issued a press release reaffirming its annual guidance. A copy of this press release is furnished as Exhibit 99.1 hereto. The Company expects to report earnings on August 6, 2015.

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On July 20, 2015, Miles Nadal resigned from his position as Chief Executive Officer of the Company and from his position as a member and Chairman of the Board of Directors, in each case effective on the same date.

In connection with Mr. Nadal’s resignation, the Company and Mr. Nadal entered into a separation agreement (the “Separation Agreement”), dated as of July 20, 2015. Pursuant to the Separation Agreement, Mr. Nadal agreed, among other things, to: (i) repay to the Company $1,877,000 in connection with certain amounts paid to or for the benefit of Mr. Nadal and an affiliate, in four equal repayment installments, with the last to be paid on November 30, 2015; (ii) repay to the Company $10,581,605 in connection with amounts required to be repaid pursuant to cash bonus awards previously paid to Mr. Nadal, with such repayments to be made in five installments, with the last to be paid on December 31, 2017; and (iii) customary non-disparagement and confidentiality obligations, reaffirmation of restrictive covenants, and an intellectual property rights assignment. Mr. Nadal will not be paid any compensation payments or severance under the Separation Agreement. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On July 20, 2015, Michael Sabatino, the Company’s former Chief Accounting Officer, resigned, effective on the same date. Mr. Sabatino has agreed to repay the Company $208,535 in cash bonus payments received between 2012 and 2014, pursuant to existing contractual obligations. Mr. Sabatino will not be paid any compensation payments or severance.

(c)        On July 20, 2015, the Company’s Board of the Directors appointed Scott Kauffman, who is currently the Presiding Director of the Board, to become Chairman and Chief Executive Officer of the Company. The Board of Directors also appointed Irwin Simon, a current member of the Board, to replace Mr. Kauffman as Presiding Director.

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Mr. Kauffman was originally appointed as a Director of the Company on April 28, 2006. Prior to his appointment as Chairman and Chief Executive Officer, Mr. Kauffman served as a member of the Human Resources & Compensation Committee and Chairman of the Nominating & Corporate Governance Committee, in addition to his role as the Board’s Presiding Director. From April 2013 until May 2014, Mr. Kauffman served as the President and Chief Executive Officer, and a member of the Board of Directors, of New Engineering University, a new university system designed to educate the next generation of world-class engineers. From April 2011 until January 2013, Mr. Kauffman was a Board member and then Chairman of LookSmart, Ltd, a publicly-traded, syndicated pay-per-click search network. From January 2009 to August 2010, Mr. Kauffman was President and Chief Executive Officer, and a member of the board, of GeekNet, Inc., a publicly-traded open source software application developer and e-commerce website operator. From September 2006 until its acquisition by Yahoo! in October 2007, Mr. Kauffman was President and Chief Operating Officer, and a member of the board, of BlueLithium, Inc., an Internet advertising network and performance marketing company. Prior to joining BlueLithium, Mr. Kauffman was President and CEO, and a member of the board, of several early stage companies, including Zinio Systems, Inc., MusicNow LLC and Coremetrics Inc., where he continued to serve as a member of the board until the company was acquired by IBM in July 2010. Mr. Kauffman has served in senior and executive management capacities with other digital entertainment, consumer marketing, media and technology companies, including CompuServe and Time Warner. Mr. Kauffman holds a BA in English from Vassar College and an MBA in marketing from New York University. In 1996, Advertising Age named him one of twenty digital media masters, and in 1992, Advertising Age named him one of the top 100 marketers in the country.

Mr. Kauffman also serves as Chairman of a charitable organization for which certain of the Company’s affiliates provide advertising and public relations services on a pro bono basis.

The Company does not yet have an employment agreement with Mr. Kauffman, but plans to enter into an employment agreement promptly with Mr. Kauffman in his capacity as the Company’s new Chief Executive Officer.

Item 8.01. Other Events.

Following the completion by the Special Committee of the Board of Directors of its review of perquisites and payments made by the Company to or for the benefit of Miles Nadal and Nadal Management Limited, and in connection with the Company’s ongoing SEC investigation, the Special Committee and its counsel recently identified additional expenses that were improperly paid to an affiliate of Mr. Nadal. Mr. Nadal has agreed to repay $1,877,000 to the Company in connection with these expenses, in four equal installments, with the last to be paid on November 30, 2015. This amount is in addition to $8,600,000 of perquisites and payments previously identified by the Special Committee and fully repaid by Mr. Nadal in April and May 2015. The SEC investigation of these expenses and related matters remains ongoing.

The Company expects to record a one-time charge in the third quarter for the balance of prior cash bonus award amounts that will not be recovered by the repayment terms of the Separation Agreement. The Company also expects to record income in the third quarter related to the $1,877,000 to be repaid by Mr. Nadal.

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The foregoing information in this Form 8-K contain forward-looking statements within the meaning of the federal securities laws. These statements are based on present expectations, and are subject to the limitations listed therein and in the Company's other SEC reports, including that actual events or results may differ materially from those in the forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement dated as of July 20, 2015.

99.1	Press Release dated as of July 20, 2015.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: July 20, 2015	MDC Partners Inc.

By:
/s/ Mitchell Gendel
Mitchell Gendel
General Counsel & Corporate Secretary

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